Exhibit 1.1

EXECUTION VERSION

Pacific Gas and Electric Company

$500,000,000 Aggregate Principal Amount

of Floating Rate First Mortgage Bonds due 2022

$2,500,000,000 Aggregate Principal Amount

of 1.75% First Mortgage Bonds due 2022

$1,000,000,000 Aggregate Principal Amount

of 2.10% First Mortgage Bonds due 2027

$2,000,000,000 Aggregate Principal Amount

of 2.50% First Mortgage Bonds due 2031

$1,000,000,000 Aggregate Principal Amount

of 3.30% First Mortgage Bonds due 2040

$1,925,000,000 Aggregate Principal Amount

of 3.50% First Mortgage Bonds due 2050

Underwriting Agreement

New York, New York

June 16, 2020

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282

As Representatives of the several Underwriters

named in Schedule I hereto

Ladies and Gentlemen:

Pacific Gas and Electric Company, a corporation organized under the laws of the State of California (the “Company”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, (i) $500,000,000 aggregate principal amount of Floating Rate First Mortgage Bonds due 2022 (the “Floating Rate Mortgage Bonds”), (ii) $2,500,000,000 aggregate principal amount of 1.75% First Mortgage Bonds due 2022 (the “2022 Mortgage Bonds”), (iii) $1,000,000,000 aggregate principal amount of 2.10% First Mortgage Bonds due 2027 (the “2027 Mortgage Bonds”), (iv) $2,000,000,000 aggregate principal amount of 2.50% First Mortgage Bonds due 2031 (the “2031 Mortgage Bonds”) (v) $1,000,000,000 aggregate principal amount of 3.30% First Mortgage Bonds due 2040 (the “2040 Mortgage Bonds”) and (vi) $1,925,000,000 aggregate principal amount of 3.50% First Mortgage Bonds due 2050 (the “2050 Mortgage Bonds”, and, together with the Floating Rate Mortgage Bonds, the 2022 Mortgage Bonds, the 2027 Mortgage Bonds, the 2031 Mortgage Bonds, the 2040 Mortgage Bonds, the “Securities”), certain terms of which are set forth on Schedule II. The Securities are to be issued under an indenture, dated as of June 19, 2020 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 19, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 21 hereof.

On January 29, 2019, the Company and PG&E Corporation (the “Parent”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”). On March 17, 2020, the Bankruptcy Court approved the disclosure statement dated March 17, 2020 filed pursuant to section 1125 of the Bankruptcy Code by the Company and the Parent (the “March 17 Disclosure Statement”). On March 25, 2020, the Bankruptcy Court approved a supplement to the March 17 Disclosure Statement. On June 11, 2020, the Bankruptcy Court entered an order [Docket No. 7909] (the “Funding Transactions Order”) approving the transactions contemplated by the Plan (collectively, the “Concurrent Transactions”), including, but not limited to, the issuance by the Parent of $9,000 million of equity or equity-linked securities, the incurrence by the Parent of $4,750 million of indebtedness and the incurrence by the Company of $11,925 million of indebtedness, including the Securities to be sold hereunder, in each case on or prior to the Plan Effective Date. On June 14, 2020, the Company and the Subsidiary filed the Plan (as defined herein) with the Bankruptcy Court. On or prior to June 30, 2020, the Bankruptcy Court is expected to enter an order (the “Confirmation Order”) confirming the Plan and approving the transactions contemplated thereby. The Plan will become effective on the Plan Effective Date.

If the Escrow Conditions (as defined in the Disclosure Package) are not satisfied on or prior to the Closing Date (as defined herein), the Company will enter into a customary escrow agreement relating to the Securities (the “Escrow Agreement”) with the Trustee and The Bank of New York Mellon Trust Company, N.A., as escrow agent (the “Escrow Agent”). Pursuant to the Escrow Agreement, the Company will deposit the aggregate net proceeds of the offering of the Securities, received by the Company into a segregated escrow account established pursuant to the Escrow Agreement (each, an “Escrow Account”), together with additional amounts sufficient to fund the redemption of the Securities in accordance with the terms of the Indenture. The funds held in the Escrow Account will be released to the Company upon delivery by the Company to the Escrow Agent and the Trustee of an officer’s certificate certifying that the Escrow Conditions have been satisfied.

The date, if any, when the Escrow Conditions are satisfied and funds held in the Escrow Account are released to the Company is herein referred to as the “Escrow Release Date. If the Escrow Conditions are not satisfied prior to September 9, 2020 (or, if prior to such date, the Company determines in its sole discretion that any of the Escrow Conditions cannot be satisfied by such date), the Company will be required to redeem the Securities in accordance with the special mandatory redemption provisions set forth in the Indenture. For the purposes of this Agreement, the term “Completion Date” means the Closing Date or, if the Escrow Conditions have not been satisfied on or prior to the Closing Date, the Escrow Release Date. On and after the Closing Date (if the Closing Date is not the Completion Date), the Securities will be secured pursuant to the terms of the Escrow Agreement on a first-priority basis, by liens on the Escrow Account and proceeds thereof as described in the Disclosure Package and the Final Prospectus (the “Escrow Collateral”). If the Completion Date occurs on the Closing Date, the escrow arrangements described herein will not be implemented.

1.    Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a)    The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333-236629) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The

Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The Company has paid the fees required by the Commission relating to the Securities within the time required by Rule 456(a) and otherwise in accordance with Rules 456(a) and 457(o).

(b)    On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date, the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date, at the Execution Time and on the Closing Date, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(c)    As of the Execution Time and as of the Closing Date, (i) the Disclosure Package, (ii) each Road Show, if any, when taken together as a whole with the Disclosure Package, and (iii) any individual Written Testing-the-Waters Communication, when taken together as a whole with the Disclosure Package, did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package, any such Road Show and any such individual Written Testing-the-Waters Communication based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d)    The Company (i) has not engaged in, or authorized any other person to engage in, any Testing-the-Waters Communications, other than Testing-the-Waters Communications with the prior consent of the Representatives with entities that the Company reasonably believes are qualified institutional buyers as defined in Rule 144A or institutions that are accredited investors as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8); and (ii) it has not distributed, or authorized any other person to distribute, any Written Testing-the-Waters Communications, other than those distributed with the prior consent of the Representatives that are listed under item 2 of Schedule III hereto; and the Company reconfirms that the Underwriters have been authorized to act on its behalf in engaging in Testing-the-Waters Communications.

(e)    The Company has not prepared or used any Free Writing Prospectus, other than any Issuer Free Writing Prospectus listed under item 1 of Schedule III hereto. Any such Issuer Free Writing Prospectus did not, as of its issue date, and does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(f)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(g)    This Agreement has been duly authorized, executed and delivered by the Company.

(h)    As of the date hereof, the Company has the authorized capitalization as set forth in Disclosure Package, and after giving effect to the Concurrent Transactions,

the Plan and the issuance of the Securities and the use of net proceeds therefrom as described in the Registration Statement, the Disclosure Package and the Final Prospectus, the Company will have an authorized capitalization as set forth under the as adjusted column of the capitalization table in the section entitled “Capitalization.”

(i)    The Indenture has been duly authorized by the Company; and at the Closing Date, the Indenture will have been duly executed and delivered by the Company; and at the Closing Date, assuming due authorization, execution and delivery by the Trustee, the Indenture will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited (i) by laws and principles of equity affecting the enforcement of creditors’ rights, including, without limitation, bankruptcy, reorganization, insolvency arrangement, fraudulent conveyance, moratorium, receivership, assignment for the benefit of creditors laws, and (ii) the applicable regulatory requirements (including the approval of the California Public Utilities Commission (the “CPUC”) (collectively, the “Enforceability Exceptions”); and the Indenture will be qualified under the Trust Indenture Act as of the Closing Date.

(j)    The Escrow Agreement has been duly authorized by the Company; and, on the Closing Date (if the Closing Date is not the Completion Date), the Escrow Agreement will have been duly executed and delivered by the Company, and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions. The Escrow Agreement will, on the Closing Date (if the Closing Date is not the Completion Date), create in favor of the Trustee, for the benefit of itself and the holders of the Securities, as applicable, a legal, valid and enforceable security interest in the Escrow Collateral (as defined in the Escrow Agreement) as security for the Securities, as applicable, to the extent that a legal, valid, binding and enforceable security interest in such Escrow Collateral may be created under any applicable law of the United States of America and any states thereof, including, without limitation, the applicable Uniform Commercial Code (“UCC”), which security interest, upon execution of the Escrow Agreement, will constitute a fully perfected lien on, and security interest in, all right, title and interest of the Company in such Escrow Collateral.

(k)    The issuance and sale by the Company of the Securities pursuant to this Agreement have been duly authorized by all necessary corporate action; and, when issued and authenticated pursuant to the indenture and delivered to the Underwriters pursuant to this Agreement against payment of the consideration therefor specified herein, the Securities will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(l)    None of the (i) issue and sale of the Securities, the (ii) execution, delivery and performance by the Company of this Agreement, the Indenture and the Escrow Agreement, (iii) the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Disclosure Package and the Final Prospectus

and (iv) the consummation of the Concurrent Transactions or any other of the transactions contemplated herein or under the Plan, or the performance by the Company of any of its obligations set forth under this Agreement, the Indenture, the Escrow Agreement or the Plan will conflict with, or result in a breach or violation of: (i) the charter, bylaws or comparable constituent documents of the Company or any of its subsidiaries, (ii) the terms of the Plan or of any of the transactions contemplated thereby, (iii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iv) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, in the case of clauses (iii) and (iv) above, for such conflicts, breaches or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)    After giving effect to the issue and sale of the Securities, the Plan, the Concurrent Transactions and the other transactions contemplated thereby, neither the Company nor any subsidiary will be in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for such conflicts, breaches or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)    No holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

(o)    Since January 1, 2020, there has not occurred any change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package that would reasonably be expected to have a Material Adverse Effect.

(p)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the issue and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Disclosure Package and the Final Prospectus and the consummation of the Concurrent Transactions or any other of the transactions contemplated herein or under the Plan or the performance by the Company of any of its obligations set forth under this Agreement, the Indenture, the Escrow Agreement or the Plan or (ii) would reasonably be expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(q)    The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof and the consummation of the Concurrent Transactions as described in the Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) or a company “controlled” by an “investment company” within the meaning of the 1940 Act.

(r)    Except as set forth or contemplated in the Registration Statement, Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), neither the Company nor any of its subsidiaries (i) is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any pending, or to the Company’s knowledge, threatened, claim relating to any Environmental Laws, in each case, which violation, obligation, contamination, liability or claim could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the Company’s is not aware of any facts, circumstances or events that could reasonably be expected to lead to any of the foregoing.

(s)    The Company does not have any significant subsidiaries as defined by Rule 1-02 of Regulation S-X.

(t)    Subsequent to the respective dates as of which information is given in each of the Registration Statement, Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction other than in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock (except as permitted under its existing equity compensation plans), nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described or contemplated in each of the Registration Statement, Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(u)    Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any licenses, certificates,

permits and other authorizations which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Registration Statement, Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(v)    The Bankruptcy Court entered the Funding Transactions Order approving the Concurrent Transactions on June 11, 2020, including, but not limited to, the offering and any transaction documents related to the offering pursuant to this Agreement and the Concurrent Transactions.

(w)    The CPUC has authorized the issuance and sale by the Company of the Securities, and such authorization is in full force and effect and sufficient for the issuance and sale of the Securities to the Underwriters.

(x)    The Plan has been duly authorized by the Company and the Parent, and the description thereof in the Registration Statement, the Disclosure Package and the Prospectus is accurate in all material respects. The Plan has not been modified in any material respect or withdrawn since the date of its confirmation by the Bankruptcy Court.

(y)    No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the issue and sale of the Securities, the execution, delivery and performance by the Company of this Agreement, the Indenture or the Escrow Agreement, the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Disclosure Package and the Final Prospectus and the consummation of the Concurrent Transactions or any other of the transactions contemplated herein or under the Plan or the performance by the Company of any of its obligations set forth herein or under the Plan, except (i) the Funding Transactions Order; (ii) such as have been obtained from the CPUC; (iii) such filings and recordings with governmental or regulatory authorities or agencies as may be required to perfect security interests under the Indenture and the Escrow Agreement; (iii) such as have been obtained, under the Act, the Trust Indenture Act and the rules and interpretations of the Commission thereunder or otherwise; and (iv) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus.

(z)    The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Preliminary Prospectus, the Final Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(aa)    Deloitte & Touche LLP, who have audited certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules incorporated in the Registration Statement, the Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder and of the Public Company Accounting Oversight Board.

(bb)    The Company and each of its consolidated subsidiaries maintain a system of internal accounting controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. The Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries are not aware of any material weakness in their internal controls over financial reporting.

(cc)    The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) and such disclosure controls and procedures were effective as of the end of the Company’s most recently completed fiscal quarter.

(dd)    The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(ee)    There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection thereunder, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ff)    To the Company’s knowledge, none of the Company, any of its subsidiaries, or any director, officer, agent, affiliate or employee of the Company or any of its subsidiaries is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not use the proceeds from the sale of the Securities, or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financing the activities of any person currently the subject of any U.S. sanctions administered by OFAC.

(gg)    None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, affiliate or employee of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures reasonably designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(hh)    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii)    (i) Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, there has been no security breach, disclosure or outage of, or unauthorized access to, the Company’s or its subsidiaries’ information technology or computer systems, networks, hardware, software, websites or applications, personally identifiable or confidential data or databases thereof (including all personally identifiable or confidential data of their respective customers, employees, suppliers, and vendors, and any third party personally identifiable or confidential data, in each case that is maintained, processed or stored by the Company and its subsidiaries, and any such personally identifiable or confidential data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its subsidiaries are aware or have been notified of any security breach, disclosure or outage of, or unauthorized access to, their IT Systems and Data; and (iii) the Company and its subsidiaries have implemented reasonable controls, policies, procedures, and technological safeguards and backup and disaster recovery technology designed to maintain and protect the confidentiality, integrity, operation, redundancy and security of their IT Systems and Data that are reasonably consistent with generally accepted industry standards and practices, or as required by applicable regulatory standards, except with respect to clauses (i) and (ii), for any such security breach, disclosure, outage, or unauthorized access as would not, individually or in the aggregate, have a Material Adverse Effect, or with respect to clause (iii), where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have complied, and are presently in compliance, in all material respects, with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(jj)    The Company has the requisite power and authority to carry out the Concurrent Transactions to which it will be a party and perform its obligations under the Plan, and has taken all necessary actions required for the due authorization, execution, delivery and performance by it of the transactions contemplated by the Plan, including the Concurrent Transactions to which it will be party, by the Plan Effective Date. The Plan constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(kk)    Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement and the Company’s agreement with Lazard dated January 4, 2019, as approved by a court order dated May 24, 2019) that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the negotiation, documentation and execution of the offering of the Securities pursuant to this Agreement.

(ll)    The Company and each of its subsidiaries have timely filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement and have timely paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or, except with respect to taxes currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(mm)    The Company has good and valid title to all real property and all personal property subject to the lien of the Indenture, in each case free and clear of all liens, encumbrances, equities or claims (i) except for such liens, encumbrances, equities or claims as are described in the Registration Statement, the Disclosure Package and the Final Prospectus and are permitted by the Indenture and (ii) except for such defects in title as are not reasonably likely to, individually or in the aggregate, materially interfere with the use made or to be made of such property by the Company or materially impair the liens of the Indenture or have a material adverse effect on (x) the condition (financial or other), results of operations or business of the Company or (y) the authority or the ability of the Company to enter into or perform its obligations under this Agreement, the Indenture, the Escrow Agreement or the Securities.

(nn)    At the Closing Date, the Base Indenture and the Supplemental Indenture will be effective to create as of Completion Date in favor of the Trustee, for the benefit of itself and the holders of the Securities a legal, valid and enforceable lien on and security interest in all of the Company’s right, title and interest in and to the Mortgaged Property (as such term is defined in the Indenture); and when on or following the Completion Date such Base Indenture and Supplemental Indenture are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Trustee (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the Company in the Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (as such term is defined in the Indenture).

(oo)    Other than the financing statements filed or to be filed on or following the Completion Date in favor of the Trustee (which financing statements are identified on Schedule IV hereto), no effective mortgage, financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the property subject to the liens of the Indenture is on file in any filing or recording office except for financing statements filed in connection with Permitted Liens (as defined in the Indenture).

(pp)    When executed and delivered to the Trustee on or prior to the Closing Date, the Indenture will be effective to grant and create as of the Completion Date, in favor of the Trustee, a valid and enforceable security interest in such of the Mortgaged Property (as defined in the Indenture) in which a security interest can be granted and created under Division 9 of the California Commercial Code and upon the filing of the financing statements filed or to be filed on or prior to the Completion Date and identified on Schedule IV hereto, such security interest will be perfected under the California Commercial Code in such of the Mortgaged Property described in the Indenture (to the extent fixtures) and in such financing statements as to Mortgaged Property in which a security interest can be perfected by the filing of a financing statement under the California Commercial Code and, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof.

(qq)    The Company carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its businesses and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. The Company (i) has not received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance and (ii) has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that is not reasonably likely to have a Material Adverse Effect.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters pursuant to this Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2.    Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company (i) at a purchase price of 99.65% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of Floating Rate Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I, (ii) at a purchase price of 99.644% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of 2022 Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I, (iii) at a purchase price of 99.189% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of 2027 Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I, (iv) at a purchase price of 99.246% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of 2031 Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I, (v) at a purchase price of 98.626% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of 2040 Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I and (vi) at a purchase price of 98.494% of the principal amount thereof, plus accrued interest, if any, from June 19, 2020 to the Closing Date hereunder, the principal amount of 2050 Mortgage Bonds set forth opposite the name of such Underwriter in Schedule I.

3.    Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 a.m. (New York City time) at Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 on June 19, 2020, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against the irrevocable release of a wire transfer in the amount of (i) if the Closing Date is the Completion Date, the aggregate purchase price therefor, plus accrued interest, if any, to the Closing Date, to the account or accounts specified by the Company, in immediately available funds, or (ii) if the Closing Date is not the Completion Date, the aggregate purchase price for the Securities, plus accrued interest, if any, to the Closing Date, to the Escrow Account, in immediately available funds, plus payment by the Company to the Escrow Account, in immediately available funds, of an amount sufficient to fund the redemption of the Securities on September 14, 2020 pursuant to the special mandatory redemption provisions set forth in the Indenture. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.    Offering by Underwriters. It is understood that the several Underwriters propose to, and they hereby represent that they will, offer the Securities for sale to the public as set forth in the Disclosure Package and the Final Prospectus.

5.    Agreements. The Company agrees with the several Underwriters that:

(a)    Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Company will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use, any order preventing or suspending the use of any preliminary prospectus, any Issuer Free Writing Prospectus or the Final Prospectus, or the institution or threatening of any proceeding for the purpose of suspending the effectiveness of the Registration Statement or preventing or suspending the use of any preliminary prospectus, any Issuer Free Writing Prospectus or the Final Prospectus, and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent (i) the issuance of such stop order or other order referred to in the preceding sentence, or (ii) the occurrence of (A) any suspension of the effectiveness, or objection to the use, of the Registration Statement or (B) any prevention or suspension of the use of the preliminary prospectus, any Issuer Free Writing Prospectus or the Final Prospectus and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b)    The Company shall prepare a final term sheet for the Securities, containing solely descriptions of the respective final terms and offering of the Securities, in the form approved by you and attached as Schedule II hereto, and file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c)    If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d)    If, at any time following issuance of an Issuer Free Writing Prospectus or Written Testing-the-Waters Communication and prior to the completion of the distribution of the Securities, any event occurs as a result of which such Issuer Free Writing Prospectus or Written Testing-the-Waters Communications would conflict with the information in the Registration Statement, Disclosure Package or the Final Prospectus or would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Representatives so that any use of such Issuer Free Writing Prospectus or Written Testing-the-Waters Communication may cease until it is amended or supplemented; (ii) amend or supplement such Issuer Free Writing Prospectus or Written Testing-the-Waters Communication to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(e)    If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a)

of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(f)    As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(g)    The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and any Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(h)    The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(i)    Prior to the completion of the distribution of the Securities, the Company will not use or refer to any Free Writing Prospectus, except as permitted pursuant to Rule 164(e)(2); and to the extent the Company is so permitted to use a Free Writing Prospectus pursuant to such rule, the Company will furnish to you a copy of each proposed Free Writing Prospectus to be prepared by or on behalf of, used by, or referred to by the Company and will not use or refer to any proposed Free Writing Prospectus to which you reasonably object.

(j)    The Company will not take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) a Free Writing Prospectus prepared by or on behalf of the Underwriters that the Underwriters otherwise would not have been required to file thereunder.

(k)    During the period from the date of this Agreement through the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition

(whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any controlled affiliate of the Company), directly or indirectly, or confidentially submit or file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Company (other than the Securities) or publicly announce an intention to effect any such transaction; provided that the prior written consent of the Representatives shall not be required for issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

(l)    The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(m)    The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus and any Written Testing-the-Waters Communication, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus and any Written Testing-the-Waters Communication, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, and any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum (the cost of such memorandum not to exceed $15,000) and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the costs and expenses of the Company relating to investor presentations on any Road Show undertaken in connection with the marketing of the offering of the Securities; (ix) the fees and expenses of the Trustee and the Escrow Agent, including the fees and disbursements of counsel for the Trustee and the Escrow Agent in connection with the transactions contemplated hereby; (x) all fees and expenses associated with the grant or perfection of the security interests and liens to be obtained pursuant to the Indenture or under the Escrow Agreement, including, without limitation, the preparation of the Indenture and the Escrow Agreement and the other documents required thereunder in connection therewith (other than the fees and expenses of counsel for the Underwriters related thereto) and all lien search and filing fees in connection with perfecting the security interest in the Escrow Collateral; (xi) the recording of the Base Indenture and any supplemental indenture in the real estate mortgage records in the applicable county recording offices of the State of California; (x) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(n)    If the Closing Date is not the Completion Date, on the Closing Date, the Company shall deposit or cause to be deposited the net proceeds from the sale of the Securities received by the Company, together with sufficient cash and U.S. Government Securities (as defined in the Disclosure Package) to fund the Escrow Redemption Price on the last possible Escrow Redemption Date (each as defined in the Disclosure Package) for all of the Securities.

(o)    If the Completion Date is not the Closing Date, the Company will use its reasonable best efforts to consummate the Concurrent Transactions to which it is a party on or prior to the Completion Date, and will assist the Parent in consummating the Concurrent Transactions to which the Parent is a party.

(p)    If the Completion Date is not the Closing Date, the Company will use its reasonable best efforts to satisfy, and will assist the Parent in satisfying, all conditions to the effectiveness of the Plan on or before the Completion Date.

(q)    As of the Completion Date, the Company shall have good and valid title to, or valid leasehold interests in, all real property and all personal property subject to the liens of the Indenture, in each case free and clear of all liens, encumbrances, equities or claims (i) except for such liens, encumbrances, equities or claims as are described in the Disclosure Package and the Prospectus or are permitted by the Indenture and (ii) except for such defects in title as are not reasonably likely to, individually or in the aggregate, materially interfere with the use made or to be made of such property by the Company, materially impair the liens of the Indenture or have a material adverse effect on (x) the condition (financial or other), results of operations or business of the Company or (y) the authority or the ability of the Company to enter into or perform its obligations under this Agreement, the Indenture or the Securities.

(r)    Promptly following the Completion Date, the Company shall cause the Indenture and all indentures and instruments supplemental hereto (or notices, memoranda or financing statements or amendments thereto as may be recorded or filed to place third parties on notice thereof) (together with accurate and complete legal descriptions of the Mortgaged Property, including after-acquired Mortgaged Property) to be recorded and filed and re-recorded and re-filed in such manner and in such places, as may be required by law in order to fully preserve and protect the security of the holders of the Securities.

(s)    The Company will use its reasonable best efforts to repay all amounts outstanding under the DIP Credit Agreement on, or substantially concurrently with, the Completion Date, and to cause all liens related thereto to be extinguished, terminated or otherwise released or shall be extinguished on, or substantially concurrently with, the Completion Date.

(t)    On the Completion Date (if the Completion Date is not the Closing Date), the Company shall (i) cause to be delivered to the Underwriters an opinion of Hunton Andrews Kurth LLP, counsel for the Company, dated as of the Completion Date, in form and substance reasonably satisfactory to the Representatives; (ii) the Representatives shall have received from the General Counsel of the Company a written opinion, dated the Completion Date, and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives; (iii) the Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or the Treasurer and by the Chief Financial Officer of the Company, dated the Completion Date, to the effect that: (a) the representations and warranties of the Company contained in sections 1(f), 1(i), 1(nn), 1(oo), 1(pp) of this Agreement are true and correct on and as of the Completion Date with the same effect as if made on the Completion Date and (b) the Escrow Conditions have been satisfied; and (iv) cause to be delivered to the Underwriters any other certificates, evidence and documents confirming compliance with and satisfaction of the Escrow Conditions in accordance with the Escrow Agreement and such other certificates or documents as the Underwriters shall reasonably request.

6.    Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)    The Final Prospectus, and any supplement thereto, shall have been filed in the manner and within the time period required by Rule 424(b); the final term sheets contemplated by Section 5(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)    The Representatives shall have received from Hunton Andrews Kurth LLP, counsel for the Company, their written opinion and negative assurance letter, dated the Closing Date, and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives.

(c)    The Representatives shall have received from the General Counsel of the Company a written opinion, dated the Closing Date, and addressed to the Representatives, in form and substance reasonably satisfactory to the Representatives.

(d)    The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(e)    The Company shall have furnished to the Representatives a certificate of the Company, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President or the Treasurer and by the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, as well as each Road Show and each Written Testing-the-Waters Communication used in connection with the offering of the Securities, and this Agreement and that:

i.    the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

ii.    no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened;

iii.    since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto); and

iv.    if the Closing Date is the Completion Date, the Escrow Conditions have been satisfied.

(f)    The Company shall have furnished to the Representatives, at the Execution Time, at the Closing Date, a certificate of the Company, signed by the Chief Financial Officer of the Company, dated the date of this Agreement and the Closing Date, with respect to certain financial data contained in the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, as well as each Road Show and Written Testing-the-Waters Communication used in connection with the offering of the Securities, providing “management comfort” with respect to such information, in form and substance reasonably satisfactory to the Representatives.

(g)    The Company shall have requested and caused Deloitte & Touche LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives.

(h)    The Company shall have executed and delivered the Base Indenture and the Supplemental Indenture, in form and substance satisfactory to the Representatives.

(i)    Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which is, in the judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(j)    Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of PG&E Corporation’s or the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(k)    The Bridge Commitments will be automatically reduced by the Net Cash Proceeds (as defined in the Commitment Letters governing the Bridge Commitments) received by the Company from the issuance and sale of the Securities.

(l)    Prior to or on the Closing Date (if the Closing Date is not the Completion Date), the Escrow Agreement shall have been entered into by the parties thereto and the Underwriters shall have received an executed copy thereof.

(m)    If the Completion Date occurs prior to or on the Closing Date, the Company shall have complied with or satisfied all the agreements in Section 5(n) through Section 5(s) hereof on its part to be performed or satisfied at or prior to the Completion Date and the Escrow Conditions shall have been satisfied.

(n)    Prior to or on the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered by physical or electronic means to the office of Davis Polk & Wardwell LLP, counsel for the Underwriters, at 450 Lexington Avenue, New York, New York 10017, on the Closing Date.

7.    Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.    Indemnification and Contribution.

(a)    The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any subsequent amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus, the Disclosure Package, any Issuer Free Writing Prospectus, any Road Show or any Written Testing-the-Waters Communication, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b). This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)    Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities, (ii) under the heading “Underwriting,” (A) the sentences related to concessions and reallowances and (B) the paragraph related to short sales, stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus, any Road Show or any Written Testing-the-Waters Communication.

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate counsel (in addition to one local counsel) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnifying party will be liable for any settlement of any such action effected without its prior written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)    In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is not permitted by applicable law or unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder as set forth on the cover page of the Final Prospectus exceeds (y) the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9.    Default by an Underwriter. If, on the Closing Date, any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any non-defaulting Underwriter for damages occasioned by its default hereunder.

10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment: (a) (i) trading in the common stock of PG&E Corporation shall have been suspended by the Commission or the New York Stock Exchange, (ii) trading in any series of the preferred stock of the Company shall have been suspended by the Commission or the NYSE American LLC, (iii) (A) trading in securities generally on the New York Stock Exchange shall have been suspended or limited, (B) minimum prices shall have been established on either of such exchanges, or (C) there shall have been a material disruption in the clearance or settlement of securities generally on either of such exchanges which makes it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by this Agreement, the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto), (b) a banking moratorium shall have been declared either by Federal, California or New York State authorities, (c) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis which makes it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by this Agreement, the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto) or (d) there shall have been such a material adverse change in general economic, political or financial conditions or the financial markets in the United States which makes it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by this Agreement, the Disclosure Package or the Final Prospectus (exclusive of any amendment or supplement thereto).

11.    Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.    Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to each of J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179 (fax no.: (212) 834-6081), Attention: Investment Grade Syndicate Desk - 3rd floor; Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Syndicate Registration (fax no.: (212) 526-0015); BofA Securities, Inc., 50 Rockefeller Plaza, NY 1-050-12-02, New York, NY 10020, Attention: High Grade Transaction Management/Legal (fax no.: (646) 855-5958); Citigroup Global Markets, Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel (fax no.: (646) 291-1469); and Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Registration Department; or, if sent to the Company, will be mailed, delivered or telefaxed to the Company’s General Counsel (fax no.: (415) 973-6374) and confirmed to the Company’s General Counsel, PG&E Corporation, at 77 Beale Street, San Francisco, CA 94105, Attention: General Counsel.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

13.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14.    No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

15.    Research Analyst Independence. The Company acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering of the Securities that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by such Underwriters’ investment banking divisions. The Company acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

16.    Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

17.    Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18.    Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19.    Counterparts. This Agreement or any document to be signed in connection with this Agreement may be executed in one or more counterparts by manual, facsimile or electronic signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

20.    Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21.    Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

“Bridge Commitments” shall mean the commitments in respect to the facilities under each of (i) that certain Commitment Letter dated as of October 4, 2019 among Pacific Gas and Electric Company, as the borrower, PG&E Corporation and the commitment parties from time to time party thereto, as amended, modified or supplemented from time to time prior to the date hereof and (ii) that certain Commitment Letter dated as of October 4, 2019 among PG&E Corporation as the borrower, Pacific Gas and Electric Company and the commitment parties from time to time party thereto, as amended, modified or supplemented from time to time prior to the date hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“DIP Credit Agreement” shall mean the Senior Secured Superpriority Debtor in Possession Credit, Guaranty and Security Agreement, dated as of February 1, 2019, among the Subsidiary, as borrower, the Company, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as collateral agent.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) any Issuer Free Writing Prospectus identified in Schedule III hereto, (iv) any other Free Writing Prospectus permitted pursuant to Rule 164(e)(2) that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package, and (v) the information listed under item 1 of Schedule III hereto.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto or any Rule 462(b) Registration Statement, became or becomes effective and, if later, the date the annual report of the last completed fiscal year of the Company on Form 10-K was so filed.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean 7:20 p.m. Eastern Time on June 16, 2020, which is the time of the first contract of sale of the Securities.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433, that is permitted pursuant to Rule 164(e)(2).

“Plan” means the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization dated December 12, 2019 (as amended on January 31, 2020, March 9, 2020, March 16, 2020, May 22, 2020, in draft form as filed with the Bankruptcy Court on June 14, 2020, and as may be further amended, modified or supplemented from time to time) filed with the Bankruptcy Court.

“Plan Effective Date” shall mean a business day on or after the Confirmation Date selected by the Company and the Subsidiary on which the conditions to the effectiveness of the Plan specified in Section 9.2 thereof have been satisfied or otherwise effectively waived in accordance with the terms thereof.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement or such Rule 462(b) Registration Statement, as the case may be, as so amended.

“Road Show” shall mean a road show, as defined in Rule 433(h)(4) under the Act, together with any communication that is provided or transmitted simultaneously with such road show in a manner designed to make such communication available as part of such road show.

“Rule 134,” “Rule 144A,” “Rule 158,” “Rule 163,” “Rule 163B,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430B”, “Rule 433”, “Rule 462 and “Rule 501” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean any registration statement and any amendments thereto filed pursuant to Rule 462(b).

“Testing-the-Waters Communication” shall mean any oral or written communication with potential investors undertaken in reliance on Rule 163B.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Written Testing-the-Waters Communication” shall mean any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405.

22.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special

Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours,

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Margaret K. Becker
Name: Margaret K. Becker
Title: Senior Director and Treasurer

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
Name: Som Bhattacharyya
Title: Executive Director

BARCLAYS CAPITAL INC.

By:	/s/ Robert Stowe
Name: Robert Stowe
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Shawn Cepeda
Name: Shawn Cepeda
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Douglas Buffone
Name: Douglas Buffone
Title: Managing Director

For themselves and as Representatives of the other several Underwriters named herein.

SCHEDULE I

Name of Underwriter	Principal Amount of Floating Rate Mortgage Bonds due 2022 to be Purchased	Principal Amount of 1.75% Mortgage Bonds due 2022 to be Purchased	Principal Amount of 2.10% Mortgage Bonds due 2027 to be Purchased	Principal Amount of 2.50% Mortgage Bonds due 2031 to be Purchased	Principal Amount of 3.30% Mortgage Bonds due 2040 to be Purchased	Principal Amount of 3.50% Mortgage Bonds due 2050 to be Purchased
J.P. Morgan Securities LLC	$80,000,000	$400,000,000	$160,000,000	$320,000,000	$160,000,000	$308,000,000
Barclays Capital Inc.	80,000,000	400,000,000	160,000,000	320,000,000	160,000,000	308,000,000
BofA Securities, Inc.	80,000,000	400,000,000	160,000,000	320,000,000	160,000,000	308,000,000
Citigroup Global Markets Inc.	80,000,000	400,000,000	160,000,000	320,000,000	160,000,000	308,000,000
Goldman Sachs & Co. LLC	80,000,000	400,000,000	160,000,000	320,000,000	160,000,000	308,000,000
BNP Paribas Securities Corp.	16,500,000	82,500,000	33,000,000	66,000,000	33,000,000	63,525,000
Credit Suisse Securities (USA) LLC	16,500,000	82,500,000	33,000,000	66,000,000	33,000,000	63,525,000
Mizuho Securities USA LLC	16,500,000	82,500,000	33,000,000	66,000,000	33,000,000	63,525,000
MUFG Securities Americas Inc.	16,500,000	82,500,000	33,000,000	66,000,000	33,000,000	63,525,000
Wells Fargo Securities, LLC	16,500,000	82,500,000	33,000,000	66,000,000	33,000,000	63,525,000
Samuel A. Ramirez & Company, Inc.	2,500,000	12,500,000	5,000,000	10,000,000	5,000,000	9,625,000
Siebert Williams Shank & Co., LLC	2,500,000	12,500,000	5,000,000	10,000,000	5,000,000	9,625,000
Academy Securities, Inc.	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Apto Partners, LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Blaylock Robert Van, LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Cabrera Capital Markets, LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
CastleOak Securities, L.P.	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Great Pacific Securities	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Loop Capital Markets LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
MFR Securities, Inc.	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
Penserra Securities LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500
R. Seelaus & Co., LLC	1,250,000	6,250,000	2,500,000	5,000,000	2,500,000	4,812,500

Total	$500,000,000	$2,500,000,000	$1,000,000,000	$2,000,000,000	$1,000,000,000	$1,925,000,000

I-1

SCHEDULE II

Issuer Free Writing Prospectus dated June 16, 2020

Filed Pursuant to Rule 433

Registration No. 333-236629

(Supplementing the Preliminary Prospectus Supplement

dated June 15, 2020 to the Prospectus dated June 9, 2020)

PRICING TERM SHEET

Pacific Gas and Electric Company

$500,000,000 Floating Rate First Mortgage Bond due 2022 (the “Floating Rate Mortgage Bonds”)

$2,500,000,000 1.75% First Mortgage Bonds due 2022 (the “2022 Mortgage Bonds”)

$1,000,000,000 2.10% First Mortgage Bonds due 2027 (the “2027 Mortgage Bonds”)

$2,000,000,000 2.50% First Mortgage Bonds due 2031 (the “2031 Mortgage Bonds”)

$1,000,000,000 3.30% First Mortgage Bonds due 2040 (the “2040 Mortgage Bonds”)

$1,925,000,000 3.50% First Mortgage Bonds due 2050 (the “2050 Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of mortgage bonds in the series listed above and should be read together with the preliminary prospectus supplement dated June 15, 2020 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated June 9, 2020, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-236629 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings (Moody’s/S&P/Fitch):*	[Intentionally Omitted]

Aggregate Principal Amount Offered:	Floating Rate Mortgage Bonds: $500,000,000

2022 Mortgage Bonds: $2,500,000,000

2027 Mortgage Bonds: $1,000,000,000

2031 Mortgage Bonds: $2,000,000,000

2040 Mortgage Bonds: $1,000,000,000

2050 Mortgage Bonds: $1,925,000,000

Issue Price:	Floating Rate Mortgage Bonds: 100.00%, plus accrued interest, if any, from June 19, 2020

2022 Mortgage Bonds: 99.994%, plus accrued interest, if any, from June 19, 2020

2027 Mortgage Bonds: 99.814%, plus accrued interest, if any, from June 19, 2020

2031 Mortgage Bonds: 99.896%, plus accrued interest, if any, from June 19, 2020

2040 Mortgage Bonds: 99.501%, plus accrued interest, if any, from June 19, 2020

2050 Mortgage Bonds: 99.369%, plus accrued interest, if any, from June 19, 2020

Trade Date:	June 16, 2020

Settlement Date:	June 19, 2020 (T+3)

Maturity Date:	Floating Rate Mortgage Bonds: June 16, 2022

2022 Mortgage Bonds: June 16, 2022

2027 Mortgage Bonds: August 1, 2027

2031 Mortgage Bonds: February 1, 2031

2040 Mortgage Bonds: August 1, 2040

2050 Mortgage Bonds: August 1, 2050

Interest Payment Dates:	Interest on the Floating Rate Mortgage Bonds will be payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, commencing on September 16, 2020, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day, and at maturity.

Interest on the 2022 Mortgage Bonds will be payable semi-annually in arrears on June 16 and December 16 of each year, commencing on December 16, 2020.

Interest on the 2027 Mortgage Bonds, 2031 Mortgage Bonds, 2040 Mortgage Bonds and 2050 Mortgage Bonds will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2021.

Interest:	Floating Rate Mortgage Bonds: three-month LIBOR plus 1.48% per annum, payable quarterly in arrears and reset quarterly.

2022 Mortgage Bonds: 1.75%

2027 Mortgage Bonds: 2.10%

2031 Mortgage Bonds: 2.50%

2040 Mortgage Bonds: 3.30%

2050 Mortgage Bonds: 3.50%

See “Description of the Mortgage Bonds—Interest—Floating Rate Mortgage Bonds—Effect of Benchmark Transition Event” contained in the Preliminary Prospectus Supplement, which describes how the interest payments for the Floating Rate Mortgage Bonds will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event (as defined in the Preliminary Prospectus Supplement).

Interest Reset Dates for Floating Rate Mortgage Bonds:	Each March 16, June 16, September 16 and December 16, commencing September 16, 2020, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day.

Regular Record Dates:	With respect to the Floating Rate Mortgage Bonds, March 2, June 2, September 2 and December 2, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day); provided, however, that interest payable at maturity shall be payable to the persons to whom principal shall be payable.

With respect to the 2022 Mortgage Bonds, June 2 and December 2, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2027 Mortgage Bonds, 2031 Mortgage Bonds, 2040 Mortgage Bonds and 2050 Mortgage Bonds, January 15 or July 15, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Proceeds to the Company:	Approximately $8,848,429,500.00 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Benchmark Treasury:	2022 Mortgage Bonds: 0.125% due May 31, 2022

2027 Mortgage Bonds: 0.500% due May 31, 2027

2031 Mortgage Bonds: 0.625% due May 15, 2030

2040 Mortgage Bonds: 2.000% due February 15, 2050

2050 Mortgage Bonds: 2.000% due February 15, 2050

Benchmark Treasury Price:	2022 Mortgage Bonds: 99-27 1/8

2027 Mortgage Bonds: 99-15

2031 Mortgage Bonds: 98-22+

2040 Mortgage Bonds: 111-02+

2050 Mortgage Bonds: 111-02+

Benchmark Treasury Yield:	2022 Mortgage Bonds: 0.203%

2027 Mortgage Bonds: 0.578%

2031 Mortgage Bonds: 0.761%

2040 Mortgage Bonds: 1.534%

2050 Mortgage Bonds: 1.534%

Spread to Benchmark Treasury:	2022 Mortgage Bonds: + 155 basis points

2027 Mortgage Bonds: + 155 basis points

2031 Mortgage Bonds: + 175 basis points

2040 Mortgage Bonds: + 180 basis points

2050 Mortgage Bonds: + 200 basis points

Yield to Maturity:	2022 Mortgage Bonds: 1.753%

2027 Mortgage Bonds: 2.128%

2031 Mortgage Bonds: 2.511%

2040 Mortgage Bonds: 3.334%

2050 Mortgage Bonds: 3.534%

Optional Redemption:	After the satisfaction of the Escrow Conditions (as defined in the Preliminary Prospectus Supplement), the Company may, at its option, redeem at any time and from time to time on or after June 16, 2021, the Floating Rate Mortgage Bonds at 100% of the principal amount of the Floating Rate Mortgage Bonds being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

After the satisfaction of the Escrow Conditions, the Company may, at its option, redeem at any time and from time to time prior to June 16, 2021, in the case of the 2022 Mortgage Bonds, June 1, 2027, in the case of the 2027 Mortgage Bonds, November 1, 2030, in the case of the 2031 Mortgage Bonds, February 1, 2040, in the case of the 2040 Mortgage Bonds, and February 1, 2050, in the case of the 2050 Mortgage Bonds, some or all of the mortgage bonds of the applicable series at 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole premium” calculated based on the applicable Treasury Rate + 25 bps, in the case of the 2022 Mortgage Bonds, + 25 bps, in the case of the 2027 Mortgage Bonds, + 30 bps, in the case of the 2031 Mortgage Bonds, + 30 bps, in the case of the 2040 Mortgage Bonds and + 30 bps, in the case of the 2050 Mortgage Bonds.

At any time after the satisfaction of the Escrow Conditions and on or after June 16, 2021, in the case of the 2022 Mortgage Bonds, June 1, 2027 in the case of the 2027 Mortgage Bonds, November 1, 2030, in the case of the 2031 Mortgage Bonds, February 1, 2040, in the case of the 2040 Mortgage Bonds, and February 1, 2050, in the case of the 2050 Mortgage Bonds, the Company may redeem the mortgage bonds, in whole or in part, at 100% of the principal amount of the mortgage bonds being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Use of Proceeds:	Concurrently with the satisfaction of the Escrow Conditions, the escrowed funds will be released and the Company intends to use the net proceeds from the sale of the mortgage bonds, together with the net proceeds from the other Plan Financing Transactions (as described in the Preliminary Prospectus), to effectuate the Company’s reorganization in accordance with the terms and conditions contained in the Plan of Reorganization, as described in the Preliminary Prospectus.

Escrow of Net Proceeds; Special Mandatory Redemption	The aggregate net proceeds of the mortgage bonds will be placed in escrow if the Escrow Conditions are not satisfied prior to the closing date. See “Description of the Mortgage Bonds—Escrow of Net Proceeds; Special Mandatory Redemption” contained in the Preliminary Prospectus Supplement.

Mandatory redemption at 101%, if the Escrow Conditions (as defined in the Preliminary Prospectus Supplement) are not satisfied on or before September 9, 2020.

CUSIP / ISIN:	Floating Rate Mortgage Bonds: 694308JD0 / US694308JD05

2022 Mortgage Bonds: 694308JE8 / US694308JE87

2027 Mortgage Bonds: 694308JF5 / US694308JF52

2031 Mortgage Bonds: 694308JG3 / US694308JG36

2040 Mortgage Bonds: 694308JH1 / US694308JH19

2050 Mortgage Bonds: 694308JJ7 / US694308JJ74

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:	Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Academy Securities, Inc.

Apto Partners, LLC

Blaylock Van, LLC

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Great Pacific Securities

Loop Capital Markets LLC

MFR Securities, Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the mortgage bonds will be made against payment thereof on or about June 19, 2020, which will be the third business day following the date of the pricing of the mortgage bonds (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mortgage bonds prior to the second business day preceding the date of delivery of the mortgage bonds will be required, by virtue of the fact that the mortgage bonds will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the mortgage bonds who wish to trade the mortgage bonds prior to the second business day preceding the date of delivery of the mortgage bonds should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, Barclays Capital Inc. at 1-888-603-5847 or Barclaysprospectus@broadridge.com, BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. at 1-800-831-9146 or Goldman Sachs & Co. LLC at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

1.	Schedule of Free Writing Prospectuses permitted pursuant to Rule 164(e)(2) that are included in the Disclosure Package:

(a) Pricing	Term Sheet included as Schedule II hereto

2.	Written Testing-the-Waters Communications:

(a) Investor	Presentation dated May 26, 2020

(b) Investor	Presentation dated June 15, 2020

III

SCHEDULE IV

1.	A UCC-1 financing statement naming the Company as debtor and the Trustee as a secured party and describing the Mortgaged Property as collateral, to be filed with the California Secretary of State.

2.

A UCC-1 financing statement naming the Company as debtor and the Trustee as a secured party and describing the Mortgaged Property, that is, or is to become Fixtures, as collateral, to be filed with the California Secretary of State.

IV